                                                                      EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS


                                             Three Months Ended                     Nine Months Ended
                                                September 30,                          September 30,
                                          2001               2000                2001                2000
                                          ----               ----                ----                ----
                                                       (in thousands, except per share data)
BASIC

Net Income                              $  441              $  432              $1,230              $1,210
/ Weighted Average Shares                2,611               2,605               2,610               2,603
                                        ------              ------              ------              ------
Basic Earnings Per Share                $ 0.17              $ 0.17              $ 0.47              $ 0.46
                                        ======              ======              ======              ======

DILUTED

Net Income                              $  441              $  432              $1,230              $1,210
/ Weighted Average Shares                2,615               2,605               2,612               2,603
                                        ------              ------              ------              ------
Diluted Earnings Per Share              $ 0.17              $ 0.17              $ 0.47              $ 0.46
                                        ======              ======              ======              ======





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